Date:	April 20, 2017

Contact:	William W. Traynham, Chief Financial Officer
434-773-2242
traynhamw@amnb.com

Traded:	NASDAQ Global Select Market	Symbol:	AMNB

AMERICAN NATIONAL BANKSHARES INC. REPORTS FIRST QUARTER 2017 EARNINGS

•	Q1 2017 net income of $4.1 million

•	Diluted EPS $0.47 for Q1 2017

•	Net interest margin of 3.44% for Q1 2017

•	Average shareholders’ equity for Q1 of $203.5 million is 11.97% of average assets

•	Loan growth for Q1 2017 of $55.1 million or 4.7%

Danville, VA -- American National Bankshares Inc. (“American National”) (NASDAQ: AMNB), parent company of American National Bank and Trust Company, today announced net income for the first quarter of 2017 of $4,063,000 compared to $4,128,000 for the first quarter of 2016, a $65,000 or 1.6% decrease. Basic and diluted net income per common share was $0.47 for the first quarter of 2017 compared to $0.48 for the 2016 quarter. Net income for the first quarter of 2017 produced a return on average assets of 0.96%, a return on average equity of 7.99%, and a return on average tangible equity of 10.56%.

Financial Performance and Overview
Jeffrey V. Haley, President and Chief Executive Officer, reported, “This past year, from March 2016 to March 2017, our loan portfolio had growth of $185.4 million (17.9%). During the first quarter of 2017, our loan portfolio grew $55.1 million (4.7%).
“Our primary funding source for loans is deposits, especially core deposits. During the past year, from March 2016 to March 2017, our deposits grew $123.7 million (9.6%). During the first quarter of 2017, our deposits grew $45.5 million (3.3%).

“We’re very encouraged by the increasing level of business activity in the bank. In September 2016, we announced our plans to enter two new markets - Roanoke, Virginia, and Winston-Salem, North Carolina. Our strategy was hiring top-notch bankers within those communities. These efforts have paid large dividends, while increasing expenses for the quarter, and have provided significant balance sheet growth, loans and deposits, for American National.
“On the earnings side, our net income for the first quarter of 2017 was $4,063,000, down slightly from $4,128,000 in the first quarter of 2016, a decrease of $65,000 or 1.6%.
    “Net interest income was up by $550,000 (4.4%) in the first quarter of 2017 compared to the first quarter of 2016, driven primarily by growth in earning assets.
“Provision for loan losses was up $250,000 in the first quarter of 2017, compared to the first quarter of 2016. The need for additional provision expense was directly related to strong loan growth.
“Noninterest income was down slightly from the prior year quarter, mainly related to lower levels of securities gains and Small Business Investment Corporation (“SBIC”) income, which was offset by an increase in mortgage banking income.
“Noninterest expense increased in the 2017 quarter by $523,000 (5.3%). The higher level of expense related mostly to our entry into two new markets in the fourth quarter of 2016.”
Haley concluded, “2017 is off to an outstanding start. We are pleased with our balance sheet growth on both the asset and liability side. We acknowledge that rising interest rates and market forces together will likely put continued pressure on our net interest margin going forward. Since the election last year, stock prices for banks, ours included, have been remarkably buoyant. In the near term, preliminary indications are there may be an easing of the regulatory overload that has impaired our industry’s ability to grow and generate optimum returns for our shareholders. American National is optimistic about the future of community banking.”

Capital
American National’s capital ratios remain strong and exceed all regulatory requirements.
For the quarter ended March 31, 2017, average shareholders’ equity was 11.97% of average assets, compared to 12.86% for the quarter ended March 31, 2016.
Book value per common share was $23.64 at March 31, 2017, compared to $23.27 at March 31, 2016.
Tangible book value per common share was $18.38 at March 31, 2017, compared to $17.90 at March 31, 2016.

Credit Quality Measurements
Non-performing assets ($1,061,000 of 90 day past due loans, $2,428,000 of non-accrual loans and $1,664,000 of other real estate owned) represented 0.30% of total assets at March 31, 2017, compared to 0.43% at March 31, 2016.
Annualized net charge offs to average loans were zero basis points (0.00%) for the 2017 first quarter, compared to a one basis point (0.01%) net recovery for the same quarter in 2016.
Other real estate owned was $1,664,000 at March 31, 2017, compared to $1,493,000 at March 31, 2016, an increase of $171,000 or 11.4%.

Acquisition related financial impact
The purchase accounting adjustments related to our two most recent acquisitions have had and continue to have a positive impact on net interest income and income before income tax for American National. The impact of the adjustments for the quarters reported is summarized below (dollars in thousands):

Increases to:	March 31, 2017	March 31, 2016

Net Interest Income	$ 434	$ 1,001
Income Before Income Taxes	$ 268	$ 713

Net Interest Income
Net interest income before the provision for loan losses increased to $13,134,000 in the first quarter of 2017 from $12,584,000 in the first quarter of 2016, an increase of $550,000 or 4.4%.
For the 2017 quarter, the net interest margin was 3.44% compared to 3.67% for the same quarter in 2016, a decrease of 23 basis points or 6.3%. The decline was mostly driven by lower yield levels on earning assets and reduced accretion income.
For the 2017 quarter, the net interest margin was 3.44% compared to 3.45% for the fourth quarter of 2016, a decrease of one basis point.

Provision for Loan Losses and Allowance for Loan Losses
Provision expense for the first quarter of 2017 was $300,000 compared to $50,000 for the first quarter of 2016, an increase of $250,000.
There was significant growth in the loans outstanding in the first quarter 2017, a net of $55.1 million or 4.7%. The additional provision resulted principally from increased loan volume. It was somewhat mitigated by continued strong asset quality metrics.
The allowance for loan losses as a percentage of total loans was 1.07% at March 31, 2017 compared to 1.23% at March 31, 2016.

Noninterest Income
Noninterest income totaled $3,271,000 in the first quarter of 2017, compared with $3,297,000 in the first quarter of 2016, a decrease of $26,000 or 0.8%.
Mortgage banking income increased $237,000 (81.2%) over the first quarter of 2016, driven by volume.
Securities gains decreased $107,000. Securities sales are used as needed for liquidity purposes
SBIC income decreased $140,000. This is a volatile revenue source.

Noninterest Expense
Noninterest expense totaled $10,441,000 in the first quarter of 2017, compared to $9,918,000 in the first quarter of 2016, an increase of $523,000 or 5.3%. The major factor affecting expense was salaries, which increased $584,000 (13.9%), largely related to the new hires in Roanoke and Winston Salem. Total bank wide full-time equivalent employees were 326 for the first quarter of 2017, compared to 301 for the first quarter of 2016.
Income taxes for the first quarter of 2017 were favorably impacted by a change in accounting for employee stock compensation. The effective tax rate for the quarter was 28%, compared to 30% for the same quarter of 2016.

About American National
American National is a multi-state bank holding company with total assets of approximately $1.7 billion. Headquartered in Danville, Virginia, American National is the parent company of American National Bank and Trust Company. American National Bank is a community bank serving Virginia and North Carolina with 27 banking offices and two loan production offices. American National Bank also manages an additional $812 million of trust, investment and brokerage assets in its Trust and Investment Services Division. Additional information about the company and the bank is available on the bank's website at www.amnb.com.
Shares of American National are traded on the NASDAQ Global Select Market under the symbol "AMNB."

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of federal securities laws. Certain of the statements involve significant risks and uncertainties. The statements herein are based on certain assumptions and analyses by American National and are factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to: changes in interest rates; changes in accounting principles, policies or guidelines; significant changes in the economic scenario; significant changes in regulatory requirements; significant changes in securities markets; changes in technology and information security; and changes regarding acquisitions and dispositions. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language in American National's most recent Form 10-K report and other documents filed with the Securities and Exchange Commission. American National does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.